As filed with the Securities and Exchange Commission on July 6, 2004
                          Registration No. 333-108715


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                                 Amendment No.2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                G2 VENTURES, INC.


           Texas                                                980221494
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or Organization)                           Identification Number)

                                      9995
                          (Primary Standard Industrial
                           Classification Code Number)

14110 N. Dallas Parkway, Suite 365, Dallas, Texas 75254      (972) 726-9203
     (Address of principal executive offices)               Telephone Number

                                   Gust Kepler
                             14110 N. Dallas Parkway
                                    Suite 365
                               Dallas, Texas 75254
                                 (972) 726-9203
             (Name, address and phone number for agent for service)

                                   Copies to:
                              CARL A. GENERES, ESQ.
                              4315 WEST LOVERS LANE
                               Dallas, Texas 75209
                                 (214) 352-8674

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
----------------------- ------------- ------------------- ------------------------- -----------------

Title of each class of  Amount to be  Proposed maximum    Proposed maximum          Registration Fee
securities              Registered    offering Price Per  aggregate offering price
to be registered                      Share
                        1,500,000
COMMON STOCK            shares        $0.05               $75,000                   $25
----------------------- ------------- ------------------- ------------------------- -----------------

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PRELIMINARY
                                   PROSPECTUS
                             (SUBJECT TO COMPLETION)

                                G2 VENTURES, INC.

     Maximum of 1,500,000 shares/Minimum of 1,200,000 shares of common stock
                     Total proceeds if maximum sold: $75,000
                     Total proceeds if minimum sold: $60,000

This is our initial public offering so there is not a public market for our shares. Upon this registration statement becoming effective, we will immediately engage a market maker to apply to have prices for our shares quoted on the OTC bulletin board maintained by the National Association of Securities Dealers after we complete our offering. There is no guarantee that our shares will be quoted on the OTC bulletin board.

An investment in G2 Ventures is risky, especially given its young age. Only people who can afford to lose 100% of their investment should invest in our shares. A full discussion of the risks of owning our shares begins at page 8 of this Prospectus under the caption Risk Factors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

----------------- ------------------- ----------------- ------------------------
                  Price to Public     Underwriting      Proceeds to G2
                                      Discount and      Ventures
                                      Commissions
----------------- ------------------- ----------------- ------------------------
Per Share         $0.05               None              $0.05
----------------- ------------------- ----------------- ------------------------
Total Maximum     $75,000             None              $75,000
----------------- ------------------- ----------------- ------------------------
Total Minimum     $60,000             None              $60,000
----------------- ------------------- ----------------- ------------------------


We will sell the shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our shares using our best efforts and no public investor has agreed to buy any of our shares. If we do not raise a minimum of $60,000 from public investors, our president, Gust Kepler, will contribute to capital the amount necessary to raise a minimum of $60,000 in this offering. We expect to end our offering no later than 120 days after the date this registration statement becomes effective although we may extend the offering for a 90 day period past this original 120 day period. We will not escrow any funds until the minimum is reached.

                                  July 6, 2004

                              AVAILABLE INFORMATION


We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus and reference is made to such registration statement. This prospectus constitutes the prospectus of G2 Ventures, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and requirements of the Securities and Exchange Commission.


We are not now but upon effectiveness of this registration statement will be subject to the informational requirements of the Securities Exchange Act of 1934 that will require us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. The public could obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Because we will file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                                       INDEX                                Page
                                       -----                                ----

SUMMARY OF THE OFFERING...................................................    6


RISK FACTORS                                                                  8


         We have  experienced  operating losses since our inception and our auditors have indicated uncertainty concerning our ability
         to continue operations as a going concern........................    8

         We are a development stage company, with no significant history of operations that you can examine to know if we have the ability to
         successfully conduct business....................................    8

         Our success in the independent label market is dependent on our unproven ability to identify and put under contract recording
         artists that become popular with the public......................    9


         Intellectual property claims against us could be costly and could
         result in the loss of significant rights.........................    9

         There will be a limited target market for our music..............    9

         We will contract with others to manufacture our records, over
         which we have no control.........................................    9

         We will recoup the financial advances for recording costs
         that we make to our artist only if they are successful...........   10

         Consumers use discretionary funds to buy records.................   10

         G2 Ventures competes with other entertainment providers for
         discretionary spending...........................................   10

         Many consumers are downloading records from the internet for free, wholly avoiding payments to record companies like
         G2 Ventures......................................................   10

         Competition in the recorded music industry is keen and we may not be
         able to compete and survive......................................   10

         We arbitrarily set the offering price of our shares at
         $0.05 per share..................................................   11

         We have no history of profits and no assurances of profits ever
         developing.......................................................   11


         Our success will depend greatly upon our sole director and
         officer..........................................................   11

         Because we only have one director, Gust Kepler, his compensation
         is in his sole discretion........................................   11

         Because the price at which the shares are offered is higher than our current per share value, immediate dilution of the value of
         our stock will occur.............................................   11

         Because we have issued shares that may become eligible for resale under Rule 144, a large amount of our stock could be sold,
         potentially depressing our stock price...........................   12

         Because we do not expect to pay dividends on our common stock in the foreseeable future, shareholders may have no way to recoup
         any of their investment..........................................   12


         There is no public market for our shares and they should be
         considered an illiquid investment................................   12

         Our stock will probably be subject to the penny stock regulations
         and may be more difficult to sell than other registered stock....   12

PLAN OF DISTRIBUTION......................................................   13

DETERMINATION OF OFFERING PRICE...........................................   14

USE OF PROCEEDS...........................................................   14

DILUTION..................................................................   16

MANAGEMENT'S PLAN OF OPERATION............................................   17

DESCRIPTION OF BUSINESS...................................................   19

DESCRIPTION OF PROPERTY...................................................   24

DIRECTOR AND EXECUTIVE OFFICER............................................   24

EXECUTIVE COMPENSATION....................................................   25

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................   25

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
         MANAGEMENT.......................................................   25

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER
         MATTERS..........................................................   27

LEGAL PROCEEDINGS.........................................................   27

DESCRIPTION OF SECURITIE..................................................   27

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
         SECURITIES ACT LIABILITIES.......................................   29

LEGAL MATTERS.............................................................   29

EXPERTS...................................................................   30

FINANCIAL STATEMENTS INDEX................................................   30

                             SUMMARY OF THE OFFERING

The Company

G2 Ventures, Inc. is a corporation formed under the laws of the state of Texas on March 21, 2003. Our principal executive offices are located in Dallas, TX. We are a developmental stage company. However, on April 1, 2003, we acquired the business, assets and assumed the liabilities of G2 Companies, Inc., a music recording and production company, the principal shareholder and president of which was Gust Kepler, our principal shareholder and president. For the approximately six months period of operations that Gust Kepler was president of G2 Companies, September 26, 2002 through March 31, 2003, G2 Companies had zero revenues and net losses of $58,966. . For the approximately eleven months period of inception through March 31, 2004, we had $102,307 in revenues and a net loss of $72,064. On March 31, 2004, we have $6 in assets and $27,280 in liabilities.

Immediately prior to acquiring controlling interest in G2 Companies, Mr. Kepler was the president and principal shareholder of Parallax Entertainment, Inc., another company in substantially the same music recording and production business. For the approximately six year period that Mr. Kepler operated Parallax Entertainment, this company had $102,291 in revenues and $4,275,323 in net losses. See Description of Business, page 19.

We expect to use the net proceeds of this offering to operate as an independent production label for the purpose of recording and producing the music of solo artists and bands. This includes paying recording costs, engineering costs, producer costs and any other related costs of making full length compact discs including mixing and mastering associated artwork. G2 Ventures will then package and print up to 1,000 compact disc units for test marketing, promotion, and solicitation to major record labels and major recorded music distributors with the intent to sell the rights to the music or enter into a joint venture by licensing the distribution and sale of the recorded music.

We maintain our executive offices at 14110 North Dallas Parkway, Suite 365, Dallas TX 75254. Telephone number: (972) 726-9203.

Purpose Of Our Offering

We are conducting this offering, in part, because we believe that an early registration of our equity securities will minimize some of the barriers to capital formation that otherwise exist. By having a registration statement in place, we believe that we will be in a better position, either to conduct a future public offering of our securities or to undertake a private placement with registration rights, than if we were a privately held company. Registering our shares may help minimize the liquidity discounts we may otherwise have to take in a future financing because investors may have confidence that we have satisfied the Rule 144(c )(1) public information requirement and a public market may then exist to effect Rule 144 (g) broker transactions.

We believe that the cost of registering our securities, and undertaking the required disclosure obligations will be more than offset by being able to get better terms for future financing efforts. No specific investors have been identified, but our management has general knowledge of an investor class interested in investing in companies that have some measure of liquidity.

Securities Offered

We are offering up to a maximum of 1,500,000 shares and a minimum of 1,200,000 shares of common stock, $0.001 par value per share. The shares are offered at $
0.05 per share for a total gross offering proceeds of $75,000, assuming the maximum amount is sold and $60,000 assuming the minimum amount is sold.

Shares Now Outstanding

3,500,000

Shares Outstanding Assuming Maximum Amount Sold

5,250,000 (1,500,000 sold, 3,500,000 outstanding, 250,000 to be issued for legal services in connection with this offering).

Terms Of The Offering

We intend to raise a maximum of $75,000 and a minimum of $60,000 in this offering. The offering will remain open for 120 days after this registration statement becomes effective unless we decide to cease selling efforts prior to this date. We may also extend our offering for 90 days past the original period if we choose. If we do not raise a minimum of $60,000 from public investors, our president, Gust Kepler, will contribute to capital the amount necessary to raise a minimum of $60,000 in this offering.

Use Of Proceeds

We intend to use the net proceeds of this offering primarily to pay recording costs, engineering costs, producer costs and any other related costs of making full length compact discs including mixing and mastering and creating the associated artwork for two artists currently signed to exclusive recording contracts with G2 Ventures. Some of the funds will be allocated to cover administrative costs. If we raise the maximum of $75,000, we may allocate

$15,000 of the net proceeds to pay off part of the balance of loans to us from our president, Gust Kepler.

Plan Of Distribution
--------------------

This is a best efforts offering, with no commitment by anyone to purchase any shares. The shares will be offered and sold by our principal executive officer and director. No underwriters will be used.

                                  RISK FACTORS

An investment in the shares involves a high degree of risk, including a risk of loss of an investor's entire investment in G2 Ventures. Prospective investors should consider carefully, in addition to the other information contained in this prospectus, the following risk factors before purchasing any shares.

We have experienced operating losses since our inception and our auditors have indicated uncertainty concerning our ability to continue operations as a going concern.

We have earned only $102,307 in revenues since our inception, and have incurred a net loss or $72,064 through March 31, 2004. Losses are expected to continue for the immediate future. Our independent certified public accountants have noted that we have accumulated deficit and negative working capital, so our ability to perform our planned operations is in doubt. If we fail to generate enough working capital from our operations or future equity sales, our ability to expand and complete our business plan will be materially affected, and you may lose all or substantially all of your investment.

We are a development stage company, with no significant history of operations that you can examine to know if we have the ability to successfully conduct business.

We were incorporated on March 21, 2003, and are, therefore, a start up company with very little operating history and minimal revenues to date. Our predecessor, G2 Companies, the business we acquired on April 1, 2003, began operations as a record label in September of 2002 and did not generate any revenue. As a result, we have no meaningful financial history that you can review to see if we have made money in the past. Although past performance is not a guarantee of future success, if we had a long financial record, you could determine whether we are capable of implementing our business plan and increasing the value of our stock.

You should note that from October, 1996 to July, 2002, Mr. Kepler was president, CEO and principal shareholder of Parallax Entertainment, Inc., a company in substantially the same business as G2 Ventures. Over a six year period, Parallax generated $102,291 in gross sales and incurred an aggregate loss of $4,275,323. Also, Mr. Kepler was the principal shareholder, president and chief executive officer of our predecessor, G2 Companies, from September 2002 until we acquired its operations on April 1, 2003. During that approximate six month period, G2 Companies had zero revenue and aggregate losses of $58,966.

Our success in the independent label market is dependent on our unproven ability to identify and put under contract recording artists that become popular with the public.

We believe that our future success in the independent label market depends on our ability to secure future agreements with artists. Our business will be adversely affected by any of the following:

                  !       Inability to recruit new artists;
                  !       Our artists do not achieve popularity:
                  !       Poor performance or negative publicity of our artists.

Our success is dependent upon our ability to identify recording artists and markets with growth potential and the ability to promote such artists as they gain acceptance and become popular with the consuming public. We currently have only two artists under recording agreements.

Intellectual property claims against us could be costly and could result in the loss of significant rights.

Third parties may assert trademark, copyright, patent and other types of infringement or unfair competition claims against us. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, we may face costly litigation, loss of access to, and use of content, diversion of technical and management personnel, or product shipment delays. As a result of such a dispute, we may have to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. If there is a successful claim of infringement against us, it could harm our business.

There will be a limited target market for our music.

Our goal is to sign artists that are primarily in the alternative/rock music genre. Changing audience tastes in music could result in a decrease in the popularity of this type of music. If this occurs, we may never achieve any significant revenues.

We will contract with others to manufacture our records, over whom we have no control.

G2 Ventures will be dependent on contract manufacturers to make our records. We could experience delays in delivery of our product resulting in reduced sales and other events, which may have a negative effect on our revenues.

We will recoup the financial advances for recording costs that we make to our artist only if they are successful.

As aforesaid, G2 Ventures plans to secure recording contracts with artists. G2 Ventures will have to pay advances consistent with industry standards to secure the services of artists. Should the artist's album not sell well, or should the artist fail to produce an album, the amount of the advance already paid to record the artists is generally not recovered. There can be no assurance that we will be able to attract artists, or, if we are able to attract such talent, that G2 Ventures will be able to develop that talent successfully or in such a manner that significant sales of artist product results. There can also be no assurance that any of the recordings will produce sales revenue for G2 Ventures, or if they do, that such revenue will be sufficient to recoup recording costs or produce any profit.

Consumers use discretionary funds to buy records.

Our operations will be adversely affected by economic downturns, our sole business is dependent on discretionary spending, which decreases during periods of economic slowdown.

G2 Ventures competes with other entertainment providers for discretionary spending.

G2 Companies faces intense competition for discretionary consumer spending from numerous other record companies and other forms of entertainment offered by film companies, video companies and others. If we fail to compete effectively with these much larger providers, we will not succeed.

Many consumers are downloading records from the internet for free, wholly avoiding payments to record companies like G2 Ventures.

Companies such as Napster have allowed consumers to acquire music on line for free. Whether or not this practice is unlawful, if it continues and grows, our business will be adversely affected.

Competition in the recorded music industry is keen and we may not be able to compete and survive.

We are a very small company in a huge industry. Many of our competitors in the record label industry have been in existence for a substantially longer period than we and most have much greater financial, marketing, personnel, and other resources than G2 Ventures. We may be competing with many other independent production labels that are marketing their acts to major labels.

We arbitrarily set the offering price of our shares at $0.05 per share.

Mr. Kepler arbitrarily set the offering price of $0.05 per share. If a market for our shares ever develops, of which there is no guarantee, our shares may immediately trade for less than $0.05 per share, resulting in an immediate loss in the value of the shares sold to investors in this offering.

We have no history of profits and assurances of profits ever developing.

As with most development stage companies, we have experienced losses since inception. The risk of our financial failure is high. We have been dependent upon loans in the aggregate amount of $42,109 from Gust Kepler to sustain our development activities to date. Mr. Kepler has contributed $17,796 to capital of this amount leaving a balance of $24,313 owed to him. In our discretion, if we receive the maximum proceeds sought to be raised, we may pay off out of the proceeds of the offering, $15,000, of this loan.

Our success will depend greatly upon our sole director and officer.

Gust Kepler is our sole officer and director. We do not have an employment contract with him. Loss of his services would have a material adverse affect on us. Mr. Kepler's last venture in the record label business was unsuccessful.

Because we only have one director, Gust Kepler, his compensation is in his sole discretion.

Because Gust Kepler will own the voting majority of our stock, he will continue to control G2 Ventures. As a result, Mr. Kepler will be entitled to establish the amount of his compensation, including the amount of any bonuses paid to him. In addition, because we do not have any independent directors, there will be no oversight of the reasonableness of any compensation paid to Mr. Kepler or other officers if added.

Because the price at which the shares are offered is higher than our current per share value, immediate dilution of the value of our stock will occur.

This offering itself involves immediate and substantial dilution of $0.049 per share to investors, as more particularly described in the dilution section of this prospectus. We may never have sufficient earnings to recover this dilution so that our per share book value equals $0.05 per share.

Because we have issued shares that may become eligible for resale under Rule 144, a large amount of our stock could be sold, potentially depressing our stock price.

All of our presently outstanding shares of common stock aggregating 3,500,000 shares of common stock, are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant thereto or otherwise pursuant to an effective registration statement or an exemption from registration if available. Rule 144, as amended, generally provides that a person who has satisfied a one year holding period for such restricted securities may sell, within any three-month period (provided we are current in our reporting obligations under the Exchange Act) subject to certain manner of resale provisions, an amount of restricted securities which does not exceed the greater of 1% of a company's outstanding common stock or the average weekly trading volume in such securities during the four calendar weeks prior to such sale. Gust Kepler, our principal executive officer, owns an aggregate of 3,300,000 restricted shares for which the one year holding period expired on April 1, 2004. In addition, our other shareholder's common stock became eligible to use Rule 144 on the same date. A sale of shares by such security holders, whether pursuant to Rule 144 or otherwise, may have a depressing effect upon the price of our common stock in any market that might develop.

Because we do not expect to pay dividends on our common stock in the foreseeable future, shareholders may have no way to recoup any of their investment.

We intend for the foreseeable future to retain earnings, if any, for the future operation and expansion of our business and do not anticipate paying dividends on our shares of common stock for the foreseeable future.

There is no public market for our shares and they should be considered an illiquid investment.

There is currently no market for any of our shares and no assurances are given that a public market for such securities will develop or be sustained if developed. While we plan, following the termination of this offering, to take affirmative steps to request or encourage one or more broker/dealers to act as a market maker for our securities, no such efforts have yet been undertaken and no assurances are given that any such efforts will prove successful. As such, investors may not be able to readily dispose of any shares purchased hereby.

Our stock will probably be subject to the penny stock regulations and may be more difficult to sell than other registered stock.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain "penny stock" rules adopted by the Commission. Penny stocks generally are equity securities with a price of less than $5. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As our shares immediately following this offering will likely be subject to such penny stock rules, investors in this offering will in all likelihood find it more difficult to sell their securities.

                              PLAN OF DISTRIBUTION

We will sell the shares in this offering through Gust Kepler, our sole officer and director. He will receive no commission from the sale of any shares. He will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-l. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

     1.   The person is not statutorily disqualified, as that term is defined in
          Section 3(a)(39) of the Act, at the time of his participation; and,

     2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

     3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

     4 The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-l of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve
          (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a) (4)(i) or (a)(4)(iii).

Mr. Kepler is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. He is and will continue to be our sole officer and director at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. He has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in Texas where the offering will be registered. We will not utilize the Internet to advertise our offering. Mr. Kepler will also distribute the prospectus to potential investors at the meetings, to business associates and to his friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

We intend to sell our shares in the state of Texas.

No broker or dealer will receive any compensation in connection with this offering. In addition, because the offering is conducted on a "best efforts" basis, there is no assurance that any of the shares offered hereby will be sold. However if we do not raise a minimum of $60,000 from public investors, our president, Gust Kepler, will contribute to capital the amount necessary to raise a minimum of $60,000.

                         DETERMINATION OF OFFERING PRICE

There is no established public market for the shares of common stock being registered. As a result the offering price and other terms and conditions relative to the shares of common stock offered hereby have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price.



                                 USE OF PROCEEDS

The net proceeds to G2 Ventures from the sale of shares offered hereby, assuming all of the shares offered hereby are sold, of which no assurances are given, are estimated to be $65,000, after deducting the estimated cash expenses of the Offering of approximately $10,000.

The following table sets forth the anticipated use of the net proceeds of this Offering in the event that 1,200,000 shares are sold or all 1,500,000 shares are sold.

                                  USE OF PROCEEDS
                                 ASSUMING 1,200,000         ASSUMING 1,500,000
                                     SHARES SOLD               SHARES SOLD

Gross Aggregate                       $ 60,000                  $ 75,000
                                      --------                  --------
Proceeds

Less Offering Expenses *              ($10,000)                 ($10,000)
                                      --------                  --------

Net Proceeds                          $ 50,000                  $ 65,000
                                      ========                  ========

Recording Cost                        $ 10,000                  $ 10,000
                                      --------                  --------
Jeremiah Donnelly

Recording Cost                        $ 20,000                  $ 20,000
                                      --------                  --------
One Up

CD Manufacturing                      $  2,500                  $  2,500
                                      --------                  --------

Accounting                            $  5,000                  $  5,000
                                      --------                  --------

Administrative**                      $ 12,500                  $ 12,500
                                      --------                  --------

Payment of Loan                            N/A                  $ 15,000
                                      --------                  --------
To Gust Kepler

Net Use of Proceeds                   $ 50,000                  $ 65,000
                                      ========                  ========

* Does not include $5,000 legal fee paid by our predecessor, G-2 Companies and 250,000 shares of our common stock, valued at $12,500, to be issued to our counsel.
** "Administrative" costs include secretarial fees, phone services, computer, courier, and postage and office supplies expenses.

Our president, Gust Kepler, has advanced us $42,109 to cover our operating expenses to date including operating expenses of our predecessor, G2 Companies, and expenses associated with this offering. Mr. Kepler contributed to capital of G2 Ventures $17,796 of this amount and $24,313 remains as a payable to him. We do not pay any interest to Mr. Kepler on these advances and they are payable on demand. Mr. Kepler has agreed that we must sell all 1,500,000 shares offered to be repaid $15,000 of these advances out of the proceeds of this offering.

Mr. Kepler will sell the shares offered hereby. He will not receive any commission or other compensation for his efforts.

In the event that we successfully complete this offering, either the minimum or maximum amount, , Mr. Kepler believes that the net proceeds will provide us with sufficient funds to meet our requirements for approximately twelve (12) months following the receipt of offering proceeds.

The above table sets forth our estimates of the manner in which we expect to use the proceeds generated from this offering. However, Mr. Kepler has the right to change these allocations in his sole discretion. It may become necessary from time to time for Mr. Kepler, at his sole discretion, to change the use of proceeds in the event that a contract opportunity with another artist arises, unforeseen legal or administrative costs are incurred, or recording studio or CD manufacturing prices increase. Accordingly, Mr. Kepler will have significant flexibility in applying the net proceeds of the offering.


                                    DILUTION

At March 31, 2004 we had a negative net tangible book value of ($27,274) or ($0.008) per share. The following table sets forth the dilution to persons purchasing shares in this offering without taking into account any changes in our net tangible book value, except the sale of 1,500,000 shares or 1,200,000 shares at offering price less offering expenses. The net tangible book value per share is determined by subtracting total liabilities from our tangible assets, then dividing by the total number of shares of common stock outstanding.


                               Before Offering      1,200,000        1,500,000
                                                    shares           shares
                                                    sold*            sold*
Public offering
price per share                     N/A             $0.05             $0.05
Net tangible book value           (0.008)            N/A               N/A
per share of common stock
before the offering
Pro forma net tangible              N/A             $0.005            $0.007
book value per share of
common stock after the
offering
Increase of net tangible            N/A             $0.013            $0.015
book value per share
attributable to purchase
of common stock by new
investors
Dilution to new investors           N/A             $0.045            $0.043

     *As part of his compensation for representing G2 Ventures in connection with this offering, we have agreed to issue to our counsel, Carl A. Generes, 250,000 restricted shares of stock upon the effective date of this registration statement. We have taken these shares into consideration when calculating the above net tangible book values and dilution numbers above..

                         MANAGEMENT'S PLAN OF OPERATION

Over the next twelve months we expect our primary expenses to be recording costs, manufacturing, and administrative. Our business plan is such that if we are not successful in licensing or selling the rights to our master recordings we will not generate net profits from our activities as a record label. We may not be capable of generating additional revenues based on management activity as discussed in Description of Business. If we do generate revenue, we will not generate profits necessary to sustain operations. If we are successful in completing this offering and raising either the minimum or maximum amount that should be sufficient to allow us to conduct business for at least a one year period. Mr. Kepler has agreed to contribute to capital the amount necessary to raise the minimum $60,000.

In addition, Gust Kepler has agreed verbally to loan G2 Ventures, interest free, up to an additional $60,000 to enable G2 Ventures to complete its development activities discussed below. We do not have any written loan agreement with Mr. Kepler. The loans will be payable on demand.

Development Schedule and Milestones
-----------------------------------

Artist: Jeremiah Donnelly

Pre-production Summary
----------------------

Jeremiah Donnelly has written sufficient material to record a full-length CD. (10 songs or more) G2 Ventures has completed photo shoots and developed photographs that will be used for marketing and promotional purposes.

Production
----------

G2 Ventures plans to record tracks for his full-length CD on or before completion of this offering. The recording process from start to finish will take approximately 60-90 days. Mixing and mastering of these recordings will take an additional 30 days. These recording costs are expected to be $10,000 as specified in the Use of Proceeds table . Mr. Donnelly's recording costs are $10,000 because he is a solo artist in a different music genre. Mr. Donnelly also has a hand in the production of his albums. Also, studio time is substantially lower than that of several member bands and Mr. Donnelly currently has an extensive library of recorded music from which the proposed CD can remix and re-release. After the mixing and mastering process is complete, the masters will be sent to a third party manufacturer where up to 1000 units will be pressed. The cost for manufacturing 1000 CD units is expected to be $2,500 as specified in the Use of Proceeds table.

Marketing
---------

When the inventory of compact discs is delivered, G2 Ventures will send out promotional packages to major record labels and related music industry personnel. A marketing campaign will begin including live showcases and performances by the artist. Test marketing of the artist's product will also take place in certain retail locations as well as at live concert events. This entire process could take up to 180 days or longer. Cost to G2 Ventures is expected to be $1,200.

Artist: One Up

Pre-production Summary
----------------------

One Up has written sufficient material to record a full length CD, (10 songs or more) G2 Ventures has not completed photo shoots for this artist. Currently G2 Ventures is working on a logo and conceptual ideas for this artist. Our costs for this stage of One Up's promotions are expected to be $1,000.


Production
----------

G2 Ventures plans to begin recording of One Up's full-length CD 30 to 60 days after commencing recording for Jeremiah Donnelly. G2 Ventures plans to stagger the production and also the marketing and promotional schedules to efficiently maximize exposure for each artist.

The recording process will take approximately 60-90 days. Mixing and mastering the final recordings will take an additional 30 days. Our recording costs are expected to be $20,000. One Up, with five members, is a new band and will require more studio time. One Up is also in a genre of music that requires extensive production and post production as well as the assistance of an outside producer, all factors that increase recording costs. Therefore their recording costs are $20,000. After the mixing and mastering process is complete the masters will be sent to a third party manufacturer where up to 1000 units will be pressed. Our pressing costs are expected to be $2,500.

Marketing
---------

When the inventory of compact discs is delivered to G2 Ventures, we will send out promotional packages to major record labels and related music industry personnel. A marketing campaign will begin including live showcases and performances by the artist. Test marketing of the artist's product will also take place in certain retail locations as well as at live concert events. This entire process could take up to 180 days or longer. Cost to G2 Ventures is expected to be $1,000.

The offering will remain open until 120 days after this registration statement becomes effective unless we determine, in our sole discretion, to cease selling efforts. In addition, we may extend the offering for an additional 90 days at our discretion if we think extending the offering will generate enough additional sales of the shares to justify such extension. If we do extend the offering, we will provide written notification to all offerees of the extension.



                             DESCRIPTION OF BUSINESS
General

Our founder, president and principal shareholder, Gust Kepler, has been in the record label business for several years. In 1996, Mr. Kepler founded Parallax Entertainment, Inc., an independent record label and internet promotional company. From inception through July 2002, Parallax had gross revenues of $102,291 and aggregate losses of $4,257,323.

Parallax had under contract two principal artist bands, TEK3 and Track 10. In July 2002, the principal artist of TEK3, Jamie Coffey, because of personal reasons, could not continue with the group. Also, the primary artist of Track 10, Kyle Van Vleet, left that band leaving Parallax with little capital, significant debt and no primary artist bands under contract.

Mr. Kepler then opted to sell controlling interest in Parallax to a Yarek Bartosz to help pay down Parallax's debt. Subsequently he purchased from Mr. Bartosz controlling interest in Hartland Investments, Inc., name later changed to G2 Companies, Inc., the predecessor of G2 Ventures, Inc.

Prior to selling in July 2002 his controlling interest in Parallax to Mr. Bartosz, Mr. Kepler had no dealings or relationship with Mr. Bartosz.

Even though Mr. Kepler has suffered significant losses in the music business, he still believes in its potential to make significant returns on investment. In March 2003, he formed G2 Ventures.

G2 Ventures was incorporated under the laws of the state of Texas on March 21,2003 and is in its early developmental stages of becoming an independent record label and artist management company. On April 1, 2003, we acquired the operation of G2 Companies, a company that was also in the early development stage of becoming an independent record label. Mr. Kepler was the principal shareholder, president and sole director of G2 Companies from September 2002, until we acquired its operations. We currently rely on the financing of Mr. Kepler to fund our start-up activities. To achieve any degree of success, of which there is no certainty, G2 Ventures must produce high quality recorded music and sell or license the music to a third party. We currently have two artists under exclusive recording contracts. Our plan is to record high quality master recordings, have them manufactured by a third party in CD format for the purpose of distributing them as promo material to major record labels in an attempt to license or sell the publishing rights.

As an independent record label G2 Ventures will retain contracts with artists and produce high quality recorded music and sell or license the music to a third party. Revenue from this business will result from sales of CD masters to, and/or licensing agreements with, other larger record companies. In order to produce these recordings G2 Ventures will incur recording costs that we have to recoup via these sales or licensing agreements. Our artist management activities will not involve any associated recording costs. Artist management consists only of acting as a booking agent or obtaining one for the artist, obtaining publishing deals, and negotiating major label recording contracts. The only associated costs with this activity are minimal travel, legal and administrative fees, all of which are recouped in management fees charged to artists. G2 Ventures' management fees will be a commission that equals 10% to 20% of an artist's income.

Additionally, G2 Ventures intends to manage artists as another source of generating revenue. G2 Ventures recently negotiated a contract for artist Track 10, to travel to Southeast Asia to perform for US Troops. There was no formal contract between G2 Ventures and Track 10, rather a contract between Track 10 and AFE, negotiated by G2 on behalf of Track 10. This contract generated gross revenues of $30,681 in June of 2003 of which G2 Ventures earned 10% or $3,068. G2 Ventures has no ongoing or contractual relationship with Track 10, other than the relationship with Jeremiah Donnelly who was the former lead signer of that band.

G2 Ventures intends to manage artists that are signed to recording contracts as well as artist that do not have recording contracts with G2 Ventures. Management fees range from 10% to 20% of gross revenues earned by the artist.

The music industry is highly competitive and comprised of approximately five major recorded music companies which dominate the market along with their subsidiary labels. These labels are (1) Time/Warner; (2) Sony Music Group; (3) Bertelsmann Music Group; (4) Thorn-EMI; and (5) Universal Music Group. These labels and their subsidiaries are our target market. There is no assurance that any of these major labels or their subsidiaries will have any interest in licensing our artist.

We currently have two artists under recording contracts. They are Jeremiah Donnelly and One Up. We assumed these contracts from our predecessor, G2 Companies, and amended them to commence upon conclusion of this offering for an initial term of nine months. Each artist will produce a master album during the initial term. G2 Ventures will bear all costs. Each contract grants us the option for three additional albums from each artist. After recovering all of our cost, we will pay the artist a royalty on sales of the albums, 20% to Donnelly and 20%-24% to One Up.

Jeremiah Donnelly, 25, is a singer-songwriter specializing in alternative rock and pop rock. He was lead vocalist for the band Track 10.

Mr. Donnelly toured the southwest extensively with his former band Track 10 between 2000 and 2002. At that time Track 10 opened for major label acts including Blue October, The Old 97's, and Stroke 9. In addition, Track 10 was frequently invited to open for renowned independent artists including Ian Moore and Monte Montgomery.

In the Fall of 2001, Track 10 had two of the most requested songs on their hometown station, Hits 106.1, in Kearney, Nebraska. The songs "Stratosphere" and "Devil Girl" from their self-titled debut release.

Prior to Track 10, Donnelly also was the front man and rhythm guitarist for Slappy Yellow, a band he founded while in high school in Kearney, NE.

One Up is a five member band that mixes elements of metal, hip-hop, alternative, hardcore and rap to concoct a creative techno-rock hybrid sound, combining influences that range from Metallica and Nine Inch Nails to Outcast and Dr. Dre.

One Up members Neil Swanson's and Justin Jones' previous band, TEK3, had a significant presence in the D/FW local music scene for three years. Independently releasing an album titled Unfadeable in 1999 helped push TEK3 into headlining performances in local venues. Alongside their regional popularity TEK3 had the opportunity to support national recording artists by sharing the stage with artists such as Eminem, Papa Roach, Nonpoint, 2 Live Crew and more.

Featured on a nationally released compilation album from www. AlternativeAddiction.com and on the DVD and soundtrack for Wildest Parties on Earth 2002: Panama City, TEK3 also received added promotion from Internet marketing and streaming audio online. TEK3 received airplay from 97.1 KEGL and
105.3 KYNG and played promotional events for both stations that are in Dallas' #5 radio market.

As is common in the music industry due to creative differences or circumstances that cause the inability to work together, bands often disband, replace members or a few members will leave to begin a new band. One Up is a band that was formed by former TEK3 members Neil Swanson (guitar) and Justin Jones (key board player / electronic sound mixer) after the lead signer of TEK3 was incarcerated. The former drummer of TEK3, Dylan Newberry resigned from the project. TEK3 is no longer in existence and One Up and its three additional members (that were never affiliated or under contract with TEK3) do not utilize any of the previous recordings or written material from TEK3.

We have not spent any amount of money during the last two fiscal years on research and development activities, including that of our predecessor, G2 Companies.

Competition
-----------

The music industry is highly competitive and comprised of approximately five major recorded music companies which dominate the recording industry along with their subsidiary labels; (1) Time/Warner; (2) Sony Music Group; (3) Bertelsmann Music Group;(4) Thorn-EMI; and (5) Universal Records Group. In addition, there are many smaller independent labels. In Texas alone there are over 500 independent labels.

G2 Ventures' principal competitors are other independent labels. Many of the competing independent labels are larger than G2 Ventures and have greater financial resources, professional relationships and distribution capabilities. The competition for sales of recordings or licensing agreements with the six major labels will be based upon the popularity of the artist and the particular recordings. There can be no guarantee that G2 Ventures will be able to attract the business of a major label.

Copyright laws

Federal law provides severe civil and criminal penalties for the unauthorized reproduction, distribution, rental or digital transmission of copyrighted sound recordings. (Title 17, United States Code, Section 501 and 506). The FBI investigates allegations of criminal copyright infringement and violators will be prosecuted.

The civil courts have continually ruled in favor of the record industry, as in the following examples:

"Napster users infringe at least two of the copyright holders' exclusive rights...Napster users who upload file names to the search index for others to copy violate plaintiffs' distribution rights. Napster users who download files containing copyrighted music violate plaintiffs' reproduction rights...Virtually all Napster users engage in the unauthorized downloading or uploading of copyrighted  music...." A& M Records v. Napster,  Inc., 239 F. 3d 1004 (9th Cir.
2001).

"Although defendant (MP3.com) seeks to portray its service as the functional equivalent of storing its subscribers' CDs, in actuality defendant is re-playing for the subscribers converted versions of the recording it copied, without authorization, from plaintiffs' copyrighted CDs. On its face, this makes out a presumptive case of infringement under the Copyright  Act.....:  UMG Recordings,
Inc. v. MP3.com, Inc., 92 F. Supp. 2d 349 (S.D.N.Y. 2000).

Although some companies have begun filing civil suits against individuals that download music illegally from the internet, there is still some piracy taking place. According to IRPI, this partially contributed to the 7.6% decline in global music sales in 2003. Contained litigation will act as an increasing deterrent along with software to prevent illegal copying, such as MediaMax CD3 Copy Protection by SunnComm Tech., and music industry anti-theft campaigns. Another solution the record industry is counting on is the increased availability of online music to be purchased legally. A number of legal digital music store fronts are finding a presence on the internet including MusicMatch, iTuned, BuyMusic, and Napster (which currently uses a legal format for downloading music). As these sites gain popularity, anti-theft software becomes more advanced and reliable and the public becomes more aware of the consequences of illegally downloading music the recording industry should recoup some of the losses from previous years. There is however, no guarantee that these methods will succeed.

Intellectual Property Rights

Our operations will be dependent upon the intellectual property rights to our records. International copyright laws including those in the United States and Texas protect any master recordings we produce.

Regulation

We do not foresee any material effects of federal, state, or local regulation on any aspect of our operations. However, changes in laws or regulations may adversely affect our operations.

Employees

Currently we do not have any employees. Mr. Kepler works without pay.

                             DESCRIPTION OF PROPERTY

Gust Kepler provides, without charge, office space for G2 Ventures. He will do so for at least the remainder of 2004. The space, approximately 750 square feet, is located at 14110 North Dallas Parkway, Suite 365, Dallas, Texas 75254. This business office space is adequate for our immediate needs. .

G2 Ventures, does not intend to acquire any properties in the immediate future.

                         DIRECTOR AND EXECUTIVE OFFICER

Gust Kepler, age 38, is President, Chief Executive Officer, Chief Financial Officer, Secretary, and sole Director. Mr. Kepler has extensive knowledge and experience in the music and entertainment industries. Mr. Kepler's involvement in the music industry began in 1977 when he joined his first rock band at age
13. After playing in various bands throughout high school, Mr. Kepler played and produced various projects between 1985 and 1987. Mr. Kepler served as executive producer on his first full-length record for the band "Lead" in 1994.

In 1996 Mr. Kepler founded Parallax Entertainment, Inc., an independent record label and internet promotional concern. Mr. Kepler was directly responsible for all production, packaging, marketing and promotion at Parallax Entertainment, Inc. Mr. Kepler worked full time for Parallax from inception in 1996 until Parallax ceased operations in July of 2002.. Over this period, Parallax had gross revenues of $102,291 and aggregate losses of approximately $4,257,323. Mr. Kepler sold controlling interest in Parallax Entertainment, Inc. in July 2002. Also, Mr. Kepler was the principal shareholder, president and chief executive officer of our predecessor, G2 Companies, from September 2002 until we acquired its operations on April 1, 2003. During that approximate seven month period, G2 Companies had zero revenue and aggregate losses of $58,966.

Mr. Kepler is the sole officer and director of G2 Ventures, Inc. He receives no compensation of any kind at this time. Mr. Kepler was re-elected our sole director on April 1, 2004 for a one year term. We do not have an employment contract with him. As he did with G2 Companies, Mr. Kepler devotes full time to our business activities. Otherwise, Mr. Kepler receives income from personal investments.

                             EXECUTIVE COMPENSATION

Gust Kepler, our President, works over 40 hours per week for us. At present, Mr. Kepler is not paid a salary but does own a significant amount of our common stock. Although we have no plans for paying Mr. Kepler a salary during the next six months, if our revenues generate enough profits, we expect to pay Mr. Kepler a salary.

Although we have no current plan in existence, we may adopt a plan to pay or accrue compensation to our officers and directors for services rendered. We have no stock option, retirement, incentive or profit sharing plan or program for the benefit of officers, directors or employees but our director, Mr. Kepler, may recommend the adoption of one or more of such programs in the future.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Gust Kepler has made non-interest bearing loans to us and our predecessor, G2 Companies, in the aggregate amount of $42,109 as of March 31, 2004. As of the date of this registration statement, we still owe Mr. Kepler $24,313. We do not have a loan agreement with Mr. Kepler. These non-interest bearing loans are payable on demand. We believe the terms of the loan from Mr. Kepler are more favorable than might otherwise be available to a company with few assets and no operating history.

In July 2002, Mr. Kepler sold controlling interest in Parallax Entertainment to Yarek Bortosz for $160,000. The agreement between Mr. Bartosz and Mr. Kepler required that Mr. Kepler use the $160,000 to pay all existing indebtedness of Parallax.

In September 2002, Mr. Bartosz sold controlling interest in G2 Companies, then called Hartland Investments, Inc., to Mr. Kepler for $100. In March 2003, Mr.
Kepler formed G2 Ventures and purchased 3,500,000 shares of common stock for $26,994 or $0.0077 per share. On April 1, 2003, G2 Ventures acquired the operations and assets of G2 Companies. In this non-arms length transaction, G2 Companies assigned its two artist contracts to G2 Ventures in consideration of Mr. Kepler's forgiveness of $17,000 in loans to G2 Companies as additional paid-in capital and the assumption by G2 Ventures of $20,000 of advances payable to Mr. Kepler. Also on such date, Mr. Kepler sold back to Mr. Bartosz controlling interest in G2 Companies for $100. Mr. Kepler retains no interest in either Parallax or G2 Companies. Mr. Bartosz has no interest in G2 Ventures.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 29, 2004 with respect to the beneficial ownership of our common stock, $0.001 per share par value, before and after giving effect to the sale of the maximum number of shares of common stock offered, by our directors, officers and persons who own more than 5% of our outstanding common stock. All shareholders have sole voting and investment power over the shares beneficially owned.

                      Beneficial Ownership Of Common Stock*

                                                              % of Class
                                                            After Offering

Name                       Shares Owned    % of class    Assuming     Assuming
                                           Before        1,500,000    1,200,000
                                           Offering      shares       shares
                                                         sold*        sold*

Gust C. Kepler              3,300,000         94%          63%          67%
14110 N. Dallas
Parkway, Suite 365,
Dallas, TX
75254
Nicole Evenson              200,000            6%        .038%           4%
14110 N. Dallas
Parkway, Suite
365, Dallas, TX
75254
Carl Generes                250,000*          N/A         .048%          5%
4315 W. Lovers
Lane Dallas, TX
75209
Officer and 5%
shareholder as a group
(2 people, 1 person and                      100%           63%           72%
2 people                                      or            or            or
respectively)**           3,500,000***     3,500,000     3,300,000     3,550,000
                                            shares        shares        shares




     *As part of his compensation for representing G2 Ventures in connection with this offering, we have agreed to issue to our counsel, Carl A. Generes, 250,000 restricted shares of stock upon the effective date of this registration statement. We have taken these shares into consideration when calculating the above post-offering percentages.

     **The shareholders that represent Officers or 5% shareholders are Gust Kepler and Nicole Evenson before the offering, Gust Kepler alone if the maximum shares offered are sold, and Gust Kepler and Carl Generes if the minimum number of shares are sold.

     ***The 250,000 shares that will be issued to Carl Generes are not included in this column as they have not yet been issued and will only be issued contingent to the effective date of this registration statement.

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

This is our initial public offering so there is currently no public trading market for our common stock. We hope to have a market maker attempt to have our common stock prices listed on the bulletin board maintained by the National Association of Securities Dealers. To be eligible to have our common stock quoted on the bulletin board, we will be required to file with the Securities and Exchange Commission periodic reports required by the Securities Exchange Act of 1934 and thus be a "reporting" company, a step we will accomplish upon the effective date of this registration statement.

None of our common stock is subject to outstanding options or rights to purchase nor do we have any securities that are convertible into our common stock. We have not agreed to register any of our stock for anyone nor do we presently have in effect employee stock options or benefit plans that would involve the issuing of additional shares of our common stock. As of the date of this prospectus there were 3,500,000 shares issued and outstanding. All of these shares were issued in a private transaction without registration under the act and are therefore restricted securities. Mr. Kepler owns 3,300,000 and Nicole Evenson owns 200,000 shares.

We have never paid dividends and do not expect to declare any in the foreseeable future. Instead, we expect to retain all earnings for our growth. Although we have no specific limitations on our ability to pay dividends, investors should not purchase shares in this offering if their intent is to receive dividends.

                                LEGAL PROCEEDINGS

There are no legal proceedings currently pending or threatened against us.

                            DESCRIPTION OF SECURITES

Common Stock

G2 Ventures, Inc. is authorized to issue 200,000,000 shares of common stock, par value .001 per share. Holders of common stock are entitled to one vote per share and to receive dividends or other distributions when and if declared by the Director. As of May 31, 2004 there were 3,500,000 shares of common stock outstanding held by two shareholders of record. G2 Ventures, also has authorized 1,200,000 shares of preferred stock. No preferred shares are outstanding.

Our common stock does not have preemptive rights, meaning that our common shareholders' ownership interest would be diluted if additional shares of common stock are subsequently issued and the existing shareholders are not granted the right, in the discretion of the Director, to maintain their percentage ownership interest in G2 Ventures. This lack of protection from dilution to minority shareholders could allow our Director to issue additional shares of our common stock to persons friendly with our existing management, thus preventing any change in control of G2 Ventures.

Upon any liquidation, dissolution or winding-up of G2 Ventures, our assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock. The holders of the common stock have no right to require us to redeem or purchase their shares.

The holders of common stock are entitled to share equally in dividends, if and when declared by our Director, out of funds legally available therefore, subject to the priorities given to any class of preferred stock which may be issued.

Preferred Stock

G2 Ventures is authorized to issue 1,200,000 shares of preferred stock, $.001 par value per share. We have no preferred shares issued and outstanding. However, the Director may later determine to issue our preferred stock. If issued, the preferred stock may be created and issued in one or more series and with such designations, rights, preferences and restrictions as shall be stated and expressed in the resolution(s) providing for the creation and issuance of such preferred stock. If preferred stock is issued and we are subsequently liquidated or dissolved, the preferred stockholders would have preferential rights to receive a liquidating distribution for their shares prior to any distribution to common shareholders.

Although we have no present intent to do so, we could issue shares of preferred stock with such terms and privileges that a third party acquisition of G2 Ventures could be difficult or impossible, thus entrenching our existing management in control of G2 Ventures indefinitely.

Dividend Policy

To date, we have not paid any dividends. The payment of dividends, if any, on our common stock in the future is within the sole discretion of our Director and will depend upon our earnings, capital requirements, financial condition, and other relevant factors. Our sole director, Mr. Kepler, does not intend to declare any dividends on the common stock in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

Transfer Agent

We will use Securities Transfer Corporation located at 2591 Dallas Parkway Ste. 102 Frisco, TX. 75034 as our transfer agent.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

Our Articles and Bylaws provide that we shall indemnify our officers or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being our officers or directors, except in relation to matters as which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of his duty. One of our officers or directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to our Articles of Incorporation, Bylaws, Texas laws or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or control persons, and the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

Carl A. Generes, Esq., attorney at law, Dallas, Texas has passed upon the validity of the common stock covered by this registration statement for G2 Ventures. For representing G2 Ventures in this matter, Mr. Generes has been paid $5,000 by its predecessor, G2 Companies. In addition, G2 Ventures will issue to Mr. Generes, upon the effective date of this registration statement, 250,000 shares of restricted common stock. Based upon the $0.05 per share offering price of the shares covered by this prospectus, the value of these 250,000 shares to be issued to Mr. Generes is $12,500.

                                     EXPERTS

The financial statements included in the registration statement on Form SB-2 have been audited by Turner, Stone & Company, LLP, independent certified public accountants and registered public accounting firm, to the extent and for the periods set forth in his report, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                              FINANCIAL STATEMENTS

AUDITORS' OPINION............................................................F-1

BALANCE SHEETS...............................................................F-2

STATEMENTS OF OPERATIONS.....................................................F-3

STATEMENTS OF STOCKHOLDERS' EQUITY...........................................F-4

STATEMENTS OF CASH FLOWS.....................................................F-5

NOTES TO FINANCIAL STATEMENTS................................................F-6

                                G2 Ventures, Inc.

                          (A Development Stage Company)

                              Financial Statements

                                       and

                          Independent Auditors' Report

                   For the Three Months Ended March 31, 2004,

                          Year Ended December 31, 2003,

        Period September 26, 2002 (inception) through December 31, 2002,

                                       and

          Period September 26, 2002 (inception) through March 31, 2004

                                 C O N T E N T S
                                 ---------------




AUDITORS' OPINION............................................................F-1

BALANCE SHEETS...............................................................F-2

STATEMENTS OF OPERATIONS.....................................................F-3

STATEMENTS OF STOCKHOLDERS' EQUITY...........................................F-4

STATEMENTS OF CASH FLOWS.....................................................F-5

NOTES TO FINANCIAL STATEMENTS................................................F-6

                          Independent Auditors' Report


Board of Directors and Stockholders
G2 Ventures, Inc.
Dallas, Texas


We have audited the accompanying balance sheets of G2 Ventures, Inc. (a development stage company) as of March 31, 2004 and December 31, 2003, and the related statements of operations, stockholders' deficit, and cash flows for the three months ended March 31, 2004, the year ended December 31, 2003 and each of the periods from September 26, 2002 (inception) through December 31, 2002 and March 31, 2004. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of G2 Ventures, Inc. at March 31, 2004 and December 31, 2003, and the results of its operations and its cash flows for the periods as set forth above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As also discussed in Note 1 to the financial statements, the Company has a loss from operations and has no working capital both of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Turner, Stone & Company, L.L.P.
Certified Public Accountants
May 4, 2004

                                G2 VENTURES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS
                      MARCH 31, 2004 AND DECEMBER 31, 2003



                                     Assets
                                     ------


                                                         March        December
                                                          2004          2003
                                                       ----------    ----------
Current assets:
         Cash                                          $        6    $     --
                                                       ----------    ----------

              Total current assets                              6


Other assets                                                 --            --
                                                       ----------    ----------

                                                       $        6    $     --
                                                       ==========    ==========

                     Liabilities and Stockholders' Deficit
                     -------------------------------------

Current liabilities:
         Accounts payable, trade                       $    2,967    $      366
         Stockholder advances                              24,313        20,732
                                                       ----------    ----------

              Total current liabilities                    27,280        21,098
                                                       ----------    ----------

Commitments and contingencies                                --            --

Stockholders' deficit:
         Preferred stock, $.001 par value,
             1,000,000 shares authorized, no
             shares issued and outstanding, no
             rights or preferences determined                --            --
         Common stock, $.001 par value,
             200,000,000 shares authorized,
             3,500,000 shares issued and outstanding        3,500         3,500
             Paid in capital in excess of par              41,290        41,290
             Deficit accumulated during the
                development stage                         (72,064)      (65,888)
                                                       ----------    ----------

              Total stockholders' deficit                 (27,274)      (21,098)
                                                       ----------    ----------


                                                       $        6    $     --
                                                       ==========    ==========




    The accompanying notes are an integral part of the financial statements.


                                G2 VENTURES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2004,
                          YEAR ENDED DECEMBER 31, 2003,
         AND EACH OF THE PERIODS SEPTEMBER 26, 2002 (INCEPTION) THROUGH
                      DECEMBER 31, 2002 AND MARCH 31, 2004



                                      Three Months                     Inception
                                         Ended         Year Ended       Through        Cumulative
                                        March 31,     December 31,    December 31,        From
                                          2004            2003            2002          Inception
                                      ------------    ------------    ------------    ------------
Revenues                              $       --      $    102,307    $       --      $    102,307

Cost of revenues                              --            93,634            --            93,634
                                      ------------    ------------    ------------    ------------

                                              --             8,673            --             8,673

Operating expenses:

         General and administrative          6,176          33,822          40,739          80,737
                                      ------------    ------------    ------------    ------------


Loss before income taxes                    (6,176)        (25,149)        (40,739)        (72,064)

Provision for income taxes                    --              --              --              --
                                      ------------    ------------    ------------    ------------

Net loss                              $     (6,176)   $    (25,149)   $    (40,739)   $    (72,064)
                                      ============    ============    ============    ============


Net loss per share                    $    (.00)      $       (.01)   $       (.01)   $       (.02)


















    The accompanying notes are an integral part of the financial statements.


                                G2 VENTURES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE THREE MONTHS ENDED MARCH 31, 2004,
                          YEAR ENDED DECEMBER 31, 2003,
         AND EACH OF THE PERIODS SEPTEMBER 26, 2002 (INCEPTION) THROUGH
                      DECEMBER 31, 2002 AND MARCH 31, 2004



                                                                                         Additional
                                     Preferred Stock               Common Stock           Paid-In     Accumulated
                                   Shares        Amount        Shares        Amount       Capital       Deficit         Total
                                -----------   -----------   -----------   -----------   -----------   -----------    -----------
Balance at September 26, 2002          --     $      --            --     $      --     $      --     $      --      $      --

Contributed capital                    --            --            --            --          17,796          --           17,796

Net loss                               --            --            --            --            --         (40,739)       (40,739)
                                -----------   -----------   -----------   -----------   -----------   -----------    -----------

Balance at December 31, 2002           --            --            --            --          17,796       (40,739)       (22,943)

Issuance of common stock
    for cash                           --            --     3  ,500,000         3,500        23,494          --           26,994

Net loss                               --            --            --            --            --         (25,149)       (25,149)
                                -----------   -----------   -----------   -----------   -----------   -----------    -----------

Balance at December 31, 2003           --            --     3  ,500,000         3,500        41,290       (65,888)       (21,098)

Net loss                               --            --            --            --            --          (6,176)        (6,176)
                                -----------   -----------   -----------   -----------   -----------   -----------    -----------

Balance at March 31, 2004              --     $      --     3  ,500,000   $     3,500   $    41,290   $   (72,064)   $   (27,274)
                                ===========   ===========   ===========   ===========   ===========   ===========    ===========



















    The accompanying notes are an integral part of the financial statements.


                                G2 VENTURES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2004,
                          YEAR ENDED DECEMBER 31, 2003,
         AND EACH OF THE PERIODS SEPTEMBER 26, 2002 (INCEPTION) THROUGH
                      DECEMBER 31, 2002 AND MARCH 31, 2004



                     Reconciliation of Net Loss to Net Cash
                          Used in Operating Activities
                     --------------------------------------



                                                                                               Cumulative
                                                      March 31,     Dec. 31,      Dec. 31,        From
                                                        2004          2003          2002       Inception
                                                     ----------    ----------    ----------    ----------

Net loss                                             $   (6,176)   $  (25,149)   $  (40,739)   $  (72,064)
                                                     ----------    ----------    ----------    ----------

Adjustments to reconcile net loss
     to cash used in operating activities:
     Increase (decrease) in accounts payable              2,601        (6,183)        6,549         2,967
                                                     ----------    ----------    ----------    ----------

Net cash used in operating activities                    (3,575)      (31,332)      (34,190)      (69,097)
                                                     ----------    ----------    ----------    ----------

Cash flows from financing activities:
     Proceeds from issuance of common stock                --          26,994          --          26,994
     Stockholder advances                                 3,581           732        37,796        42,109
                                                     ----------    ----------    ----------    ----------

Net cash provided by financing activities                 3,581        27,726        37,796        69,103
                                                     ----------    ----------    ----------    ----------

Net increase (decrease) in cash                               6        (3,606)        3,606             6

Cash at beginning of period                                --           3,606          --            --
                                                     ----------    ----------    ----------    ----------

Cash at end of period                                $        6    $     --      $    3,606    $        6
                                                     ==========    ==========    ==========    ==========


                       Supplemental Disclosure of Non Cash
                       Investing and Financing Activities
                       -----------------------------------

Stockholder advances forgiven as
     additional paid in capital                      $     --      $     --      $   17,796    $   17,796





    The accompanying notes are an integral part of the financial statements.

                                G2 VENTURES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and business
     -------------------------

G2 Ventures, Inc. (the Company) was incorporated on March 21, 2003 in the State of Texas. Effective April 1, 2003, the Company acquired the operations and assets of G2 Companies, Inc.(G2C) (formerly Hartland Investments, Inc.) a Delaware corporation, the controlling interest in which was owned by the Company's principal shareholder, Gust Kepler. In this non-arms length transaction, G2C assigned its two artist contracts to the Company in consideration of the shareholders forgiveness of $17,000 in loans to G2C as additional paid-in capital and the assumption by the Company of $20,000 of advances payable to the shareholder. G2C is, therefore, a "predecessor" of the Company.

For financial reporting purposes the transaction has been treated as a recapitalization of G2C with the Company being the legal survivor and G2C being the accounting survivor and the operating entity. That is, the historical financial statements prior to April 1, 2003 are those of G2C and its operations, even though they are labeled as those of the Company. Retained earnings of G2C related to its operations, is carried forward after the recapitalization. Operations prior to the recapitalization are those of the accounting survivor, G2C, which began September 26, 2002. Earnings per share for the periods prior to the recapitalization are restated to reflect the equivalent number of shares outstanding for the entire period operations were conducted. Upon completion of the transaction, the financial statements become those of the operating company, with adjustments to reflect the changes in equity structure and receipt of the assets and liabilities of G2C.

     Basis of presentation and going concern uncertainty
     ---------------------------------------------------

The financial statements of the Company have been prepared assuming the Company will continue as a going concern. However, the Company has incurred an initial operating loss and has no working capital. These conditions give rise to substantial doubt about the Company's ability to continue as a going concern. Management is continuing to seek additional equity capital to fund its operations. Management believes that these steps will provide the Company with adequate funds to sustain its growth and continued existence. There is, however, no assurance that the steps taken by management will meet all of the Company's needs or that is will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     Revenue recognition
     -------------------

The Company enters into arrangements with performing artists either to sell the artists' music for which the Company receives a royalty or to manage the artist for which the Company receives a management fee on commission. Revenue is recognized when music is sold or commissions are earned unless the collectibility is not reasonably assured.

                                G2 VENTURES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS



     Cash flows
     ----------

For purposes of these statements cash includes demand deposits, time deposits and short-term cash equivalent investments with maturities of three months or less.

     Management estimates
     --------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Advertising
     -----------

Advertising dollars are invested in promotional material, website and logo development and are expensed as incurred. For the three months ended March 31, 2004, year ended December 31, 2003 and each of the periods September 26, 2002 (inception) through December 31, 2002 and March 31, 2004, advertising expense totaled $0, $1,144, $1,705 and $2,849, respectively.

     Loss per share
     --------------

Basic loss per share amounts are computed using the weighted-average number of common stock shares outstanding during the periods. Diluted loss per share amounts are not presented because there were no common equivalent share amounts outstanding during the periods. For the three months ended March 31, 2004, year ended December 31, 2003 and each of the periods September 26, 2002 (inception) through December 31, 2002 and March 31, 2004, basic loss per share amounts are computed using 3,500,000 weighted average common stock shares outstanding, assuming retroactively their issuance on September 26, 2002.

2. COMMITMENTS AND CONTINGENCIES

     Operating leases
     ----------------

The Company was obligated under a non-cancelable operating lease for its Dallas office, which expired on April 30, 2003. This lease did not contain a renewal option. For the three months ended March 31, 2004, year ended December 31, 2003 and each of the periods September 26, 2002 (inception) through December 31, 2002 and March 31, 2004, rental expense totaled $0, $3,400, $3,400 and $6,800, respectively. Subsequent to April 30, 2003, the Company is using office space provided by its majority stockholder without charge. However, the fair value of the space provided is not material.


                                G2 VENTURES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS


Recording artist agreement
--------------------------

During December 2002, the Company entered into contracts with a recording artist, which granted the Company certain recording, distribution and copyrights of the artist. The Company agreed to promote and produce the albums produced by the artist. The agreement is for a period of nine months and contains three irrevocable options to extend the agreement for one year each. The agreement provides for recording advance payments of $10,000 to $75,000 less applicable recording costs plus royalties from 12% to 20% on albums produced by the artist.

3. INCOME TAXES

The Company accounts for corporate income taxes in accordance with Statements of Financial Accounting Standards (SFAS) No. 109. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. In addition, future tax benefits, such as those from net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

A reconciliation of income tax expense (benefit) at the statutory federal rate of 34% to income tax expense (benefit) at the Company's effective tax rate for the three months ended March 31, 2004, year ended December 31, 2003 and each of the periods September 26, 2002 (inception) through December 31, 2002 and March
31, 2004 is as follows:


                                                                                                 Cumulative
                                                     March 31,       Dec. 31,       Dec. 31,        From
                                                       2004            2003           2002        Inception
                                                    -----------    -----------    -----------    -----------
Tax expense (benefit) computed at statutory rate    $     2,100    $     8,551    $    13,792    $    24,502
Less valuation allowance                                 (2,100)        (8,551)       (13,792)       (24,502)
                                                    -----------    -----------    -----------    -----------
Income tax expense (benefit)                        $      --      $      --      $      --      $      --
                                                    ===========    ===========    ===========    ===========

At March 31, 2004, the Company had approximately $72,000 of net operating losses available to offset future taxable income. These carry forwards expires in the year 2024 and create the only component of the Company's deferred tax asset of approximately $24,502, which is fully offset by a valuation allowance. There are no deferred tax liabilities.

                                G2 VENTURES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS



4. RELATED PARTIES

During the three months ended March 31, 2004, year ended December 31, 2003 and each of the periods September 26, 2002 (inception) through December 31, 2002 and March 31, 2004, the Company received cash operating advances of $3,581, $732, $37,796 and $42,109, respectively, from the major stockholder of the Company. The advances are non-interest bearing, unsecured and due upon demand as funds are available. During the period September 26, 2002 (inception) through December 31, 2002, $17,796 of the advances was contributed by the stockholder as additional paid in capital.

5. FINANCIAL INSTRUMENTS

The Company's financial instruments, which potentially subject the Company to credit risks and none of which are held for trading purposes, consist of its cash. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any such losses in such accounts, and does not believe it is subject to any credit or other risks involving its cash.

Until _______, 2004, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II


INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our Articles and Bylaws provide that we shall indemnify our officers or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being our officers or directors, except in relation to matters as which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of his duty. One of our officers or directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to our Articles of Incorporation, Bylaws, Texas laws or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or control persons, and the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.  Other Expenses of Issuance and Distribution

The estimated expenses of the registration, all of which will be paid by G2 Ventures, are as follows:

SEC Filing fee                                $       25
Printing Expense                              $    3,000
Accounting Fees and Expenses                  $    6,000
Legal Fees and Expenses                       $   17,500*
Blue Sky Fees and Expenses                    $       75
Transfer Agent Fees                           $      500
Miscellaneous                                 $      400
                                              ----------
TOTAL                                         $   27,500
                                              ==========

*$5,000 was paid by predecessor and $12,500 to be paid in stock.

Item 26.  Recent Sales of Unregistered Securities

         On April 1, 2003, G2 Ventures sold 3,500,000 restricted shares of common stock to Gust Kepler for $26,994. 3,300,000 of these shares were issued to Gust Kepler and 200,000 of these shares were issued to Nicole Evenson in a private transaction between Nicole Evenson and Gust Kepler. G2 Ventures relied on Section 4(2) of the Securities Act of 1933 as its exemption from the registration requirements of such Act. Mr. Kepler agreed to hold the shares for investment purposes only and to transfer such shares only in a registered offering or in reliance upon an available exemption therefrom.

Item 27. Exhibits

2.1      Sale of Assets  Agreement  between G2 Ventures,  Inc. and G2 Companies,
         Inc.*
3.1      Articles of Incorporation of G2 Ventures, Inc.*
3.2      Bylaws of G2 Ventures, Inc., filed herewith.
4.1      Specimen Stock Certificate for Common Shares.*
5.1      Opinion of Carl A. Generes, Esq., filed herewith.
10.1 Exclusive Recording Artist Agreement between with Jeremiah Donnelly as amended, filed herewith
10.2 Exclusive Recording, Artist Agreement with OneUp as amended, filed herewith
23.1     Consent of Turner, Stone & Company, L.L.P.(filed herewith).
23.2 Consent of Carl A. Generes, Esq., included in his opinion, Exhibit 5.1, filed herewith.

* Incorporated by reference from original filing of this registration statement, file No. 333-108715, filed on September , 2003.

Item 28.Undertakings.

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

         (a) To include any prospectus required under Section 10(a) (3) of the Securities Act

         (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, G2 Ventures, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused Amendment No.1 to this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Dallas, State of Texas, on the 6th day of July, 2004.

         G2 VENTURES , INC.

By: /s/ Gust Kepler
   -------------------------
   Gust Kepler, President, Chief Executive Officer and
   Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this Registration statement was signed by the following persons in the capacities and on the dates indicated.


By: /s/ Gust Kepler         ,
   -------------------------
   President, Chief Executive Officer and
   Principal Accounting Officer
   July 6, 2004

                                 EXHIBIT INDEX


Exhibits

3.2      Bylaws of G2 Ventures, Inc.
5.1      Opinion of Carl A. Generes, Esq.
10.1     Exclusive Agreement with Donnelly, as amended.
10.2     Exclusive Agreement with One Up, as amended.
23.1     Consent of Turner, Stone & Company, L.L.P.